 Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688
 PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	April 24, 2014
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS SALES UP 15%
FOR THE QUARTER ENDED MARCH 31, 2014

Non-GAAP Income from Operations Up 40%
Core Sales Up 13%
Malvern Sales Up 49%
Europe Sales Up 31%
China Direct Sales Up 56%

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced record sales of $119.2 million for the quarter ended March 31, 2014, an increase of 15% over sales of $103.9 million for the quarter ended March 31, 2013.
Merit’s non-GAAP net income for the quarter ended March 31, 2014, was $5.4 million, or $0.12 per share, compared to $4.3 million, or $0.10 per share, for the quarter ended March 31, 2013. The increase in non-GAAP net income was attributable primarily to increased sales and higher gross margins, which were partially offset by increases in interest expense and a higher effective income tax rate.
Merit’s GAAP net income for the first quarter of 2014 was $2.8 million, or $0.07 per share, compared to net income of $671,000, or $0.02 per share, for the first quarter of 2013.
For the first quarter of 2014, compared to the first quarter of 2013, Malvern sales grew 49%; BioSphere sales increased 28%; stand-alone device sales rose 18%; catheter sales grew 16%; inflation device sales were up 10%; Endotek sales increased 3%; and custom kit and tray sales rose 3%. Excluding sales to an OEM customer, inflation device sales increased 7%.
Non-GAAP gross margin was 46.0% of sales for the quarter ended March 31, 2014, compared to 44.4% of sales for the quarter ended March 31, 2013. GAAP gross margin for the first quarter of 2014 was 43.6% of sales, compared to 41.4% of sales for the first quarter of 2013. The increase in gross margin was primarily related to lower average fixed overhead unit costs which reflect higher production volumes for the first quarter of 2014, compared to the first quarter of 2013.
Non-GAAP income from operations for the quarter ended March 31, 2014 was $10.3 million, or 8.7% of sales, up 40% compared to $7.4 million, or 7.1% of sales, for the quarter ended March 31, 2013. GAAP income from operations for the quarter ended March 31, 2014 was $6.5 million, or 5.4% of sales, compared to $1.8 million, or 1.7% of sales, for the first quarter of 2013. The increase in income from operations was primarily attributable to higher sales and gross margins.
“Business has improved substantially in the first quarter of 2014, compared to the first quarter of 2013,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “Our efforts to replace lost OEM sales in our Malvern division with direct sales have been very successful. With new products in the pipeline for cardiac rhythm management (CRM) and electrophysiology (EP) and further training of our sales force, we continue to be optimistic about the future of this division. Our embolic sales improvement was driven by our Japanese and Chinese sales efforts, and we expect this trend to continue.”
“We are scheduled to initiate Merit’s Think Radial™ program at the EuroPCR meeting in Paris next month with the introduction of the PreludeEase™ Hydrophilic Sheath,” Lampropoulos continued. “The PreludeEase is now under review by the FDA, but it is already CE-marked, and sales will commence in Europe immediately. This new product, along with Merit’s existing and recently acquired radial products, combined with the Think Radial program, which provides training and discussion of radial procedures by practicing interventionalists (radialists) to other physicians, will support the substantial growth we expect going forward.”
“In manufacturing operations, we are scheduled to complete our move from Angleton, Texas, to our new Pearland, Texas facility by the end of the third quarter of 2014,” Lampropoulos said. “Our automation and consolidation efforts in South Jordan continue with several logistics and manufacturing projects scheduled to come online over the next few months.”
“After a year of planning and initiation of our new sales force split, we are extremely pleased with the focus and improved competence of our sales force,” Lampropoulos added. “We believe this will help to focus on specific opportunities while helping to enhance sales of products that have not had the necessary attention in the past. All of this was accomplished and executed with no personnel loss and with increased enthusiasm of our sales force.”
GAAP selling, general and administrative expense for the first quarter of 2014 was 30.9% of sales, essentially unchanged compared to 30.9% of sales for the first quarter of 2013. Non-GAAP SG&A expense for the first quarter of 2014 was 30.0% of sales, compared to 28.9% of sales for the first quarter of 2013. The increase in non-GAAP SG&A expense was primarily related to headcount additions to support Merit’s domestic sales force split, international sales expansion, and costs associated with Merit’s new facility in Pearland, Texas, which are currently being expensed to SG&A during a transition period of approximately nine months as Merit transitions the movement and qualification of production equipment from its Angleton facility to the new Pearland facility.
GAAP research and development expense was 7.4% of sales for the first quarter of 2014, compared to 8.8% of sales for the first quarter of 2013. The reduction in R&D expense was primarily due to the absence of severance expense recorded in the first quarter of 2014, compared to approximately $415,000 recorded in the first quarter of 2013.
GAAP other expense, which consists primarily of interest expense, for the quarter ended March 31, 2014, was approximately $2.6 million, compared to $1.5 million for the quarter ended March 31, 2013. The increase in interest expense was primarily due to higher debt balances and interest rates during the first quarter of 2014.
Merit’s effective tax rate for the quarter ended March 31, 2014 was 27.4%, compared to negative (217.2%), for the comparable period of 2013. Excluding the reinstatement of the 2012 research and development tax credit of approximately $500,000, Merit’s effective tax rate would have been 19.2% for the first quarter of 2013. The increase in the effective tax rate was primarily the result of a higher mix of projected earnings for Merit’s U.S. operations which are taxed at a higher rate than Merit’s operations in foreign jurisdictions (primarily Ireland).
CONFERENCE CALL
Merit Medical invites all interested parties to participate in its conference call today, April 24, 2014, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic telephone number to call is (877) 941-6009, and the international number is (480) 629-9819. A live webcast, as well as a rebroadcast of the conference call, can be accessed at www.merit.com.

BALANCE SHEET
(Unaudited in thousands)

	March 31, 2014	December 31, 2013

ASSETS
Current Assets
Cash and cash equivalents	$12,591	$7,459
Trade receivables, net	64,326	60,186
Employee receivables	190	224
Other receivables	2,834	3,279
Inventories	84,730	82,378
Prepaid expenses	5,767	5,121
Prepaid income taxes	1,232	1,232
Deferred income tax assets	5,617	5,638
Income tax refunds receivable	211	398
Total Current Assets	177,498	165,915

Property and equipment, net	247,985	243,270
Other intangibles, net	116,694	119,987
Goodwill	184,505	184,505
Deferred income tax assets	800	800
Other assets	14,328	13,806
Total Assets	$741,810	$728,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	27,236	26,511
Accrued expenses	30,497	27,702
Current portion of long-term debt	10,000	10,000
Advances from employees	803	292
Income taxes payable	912	1,089
Total Current Liabilities	69,448	65,594

Deferred income tax liabilities	2,548	2,548
Liabilities related to unrecognized tax benefits	2,031	2,031
Deferred compensation payable	8,116	7,833
Deferred credits	3,019	3,065
Long-term debt	244,441	238,854
Other long-term obligations	2,578	2,652
Total Liabilities	332,181	322,577

Stockholders' Equity
Common stock	178,866	177,775
Retained earnings	229,811	226,988
Accumulated other comprehensive income	952	943
Total stockholders' equity	409,629	405,706
Total Liabilities and Stockholders' Equity	$741,810	$728,283

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2014	2013

SALES	$119,236	$103,948

COST OF SALES	67,193	60,955

GROSS PROFIT	52,043	42,993

OPERATING EXPENSES
Selling, general and administrative	36,774	32,128
Research and development	8,780	9,108
Total	45,554	41,236

INCOME FROM OPERATIONS	6,489	1,757

OTHER INCOME (EXPENSE)
Interest income	67	57
Interest (expense)	(2,606)	(1,539)
Other (expense)	(64)	(63)
Total other (expense) - net	(2,603)	(1,545)

INCOME BEFORE INCOME TAXES	3,886	212

INCOME TAX EXPENSE (BENEFIT)	1,063	(459)

NET INCOME	$2,823	$671

EARNINGS PER COMMON SHARE-
Basic	$0.07	$0.02

Diluted	$0.07	$0.02

AVERAGE COMMON SHARES-
Basic	42,865	42,520

Diluted	43,234	42,835

Although Merit’s financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit’s management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit’s ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three-month periods ended March 31, 2014 and 2013. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

	Three Months Ended March 31, 2014

	2014	2013
Non-GAAP ADJUSTMENTS
GAAP net income	$2,823	$671

Acquisition costs	30	467
Severance	82	1,080
Mark-up on finished goods (a)	—	580
Amortization of long-term debt issuance costs	247	199
Long-term asset impairment charges	34	—
Amortization of intangible assets:
Cost of sales	2,737	2,363
SG&A expenses	957	1,118
Contingent consideration expense (b)	11	16
Income tax effect of reconciling items (c)	(1,557)	(2,213)

Non-GAAP net income	$5,364	$4,281

Non-GAAP net income per share	$0.12	$0.10

Diluted shares used to compute Non-GAAP net income per share	43,234	42,835

Merit's non-GAAP income, after giving effect to the adjustments referenced in the preceding table, does not reflect stock-based compensation expense of approximately $339,000 and $459,000 for the three months ended March 31, 2014 and 2013, respectively.

(a)	Increase in cost of goods sold related to the mark-up of finished goods associated with Merit’s acquisition of Thomas Medical Products, Inc.

(b)	Represents changes in the fair value of contingent consideration liabilities related to recent acquisitions.

(c)	Reflects an estimated annual effective tax rate of 38% on a non-GAAP basis.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 3,000 people worldwide with facilities in South Jordan, Utah; Angleton and Pearland, Texas; Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; and Rockland, Massachusetts.
Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2013. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through completed, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2013 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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